UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2016

EZJR, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53810

Nevada	30-0802599
(State or another jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8250 W. Charleston Blvd. Suite 110, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

702-544-0195

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EZJR, Inc. is referred to therein as “we”, “our” or “us”.

Item 1.01 Entry into a Material Definitive Agreement

On September 16, 2016, we executed an agreement (the “Agreement”) between us and the following related parties that are related to one another: (a) Admaxofferes.com (“Admax”); (b) Edward Zimbardi (“Zimbardi”); and (c) Blanco Management Corp. (“Blanco”). We and the Sellers are referred to herein collectivelyas the “Parties.”

The Agreement provides that we shall repurchase (buyback) the shares held by the Sellers on a negotiated basis between the Company and each individual Seller and then retire each Share Repurchase to our treasury. It is understood that the Sellers are currently negotiating a private sale of stock to an existing shareholder and that this sale will be completed within one month from the date of this agreement. After the completion of this sale, the Sellers will collectively own 1,500,000 shares. With respect to Admax, we will repurchase from Admax a total of 300,000 shares at twenty (20) cents per shares for an aggregate sum of $60,000 pursuant to a note payable (the “Note Payable”) by us to Admax in twelve (12) $5,000 payments beginning on September 16, 2016 and on the first of each month thereafter. The Note Payable shall be non-interest bearing. The Note Payable is attached hereto as Exhibit 10.13

Item 3.02 Unregistered Sales of Equity Securities

As of September 16, 2016, in connection with the Agreement, we agreed to repurchase 300,000 shares held by the Sellers.

We relied upon Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) for the repurchase of the Shares. The Sellers relied upon Section 4(2) of the Securities Act for their sale of the Shares.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit	Exhibit Description	Filed herewith
10.12	Agreement with Admax, Blanco and Zimbardi	X
10.13	Note Payable to Admax	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EZJR, Inc.

Date: September 21, 2016

By:	/s/ Barry Hall
Name:	Barry Hall
Title:	Chairman and CEO